                              GARDEN BOTANIKA, INC.
                             CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                        (UNAUDITED)
                                                                       -------------------------------------------------
                                                                             QUARTER ENDED           SIX MONTHS ENDED
                                                                       ----------------------   ------------------------
                                                                       AUGUST 2,    AUGUST 3,    AUGUST 2,     AUGUST 3,
                                                                        1997          1996        1997          1996
                                                                       -------      -------      -------      -------
PRIMARY:
   Earnings -
       Net earnings (loss) applicable to common
         and common equivalent shares                                  $(4,162)     $(1,987)     $(7,387)     $(4,672)
                                                                       =======      =======      =======      =======

   Shares -
       Weighted average common shares outstanding                        7,069        5,797        7,069        3,033
       Weighted average preferred shares outstanding (1)                    --          690           --        2,192
       Net effect of stock options, based on treasury stock method
         using average market price (2)                                     --           --           --           --

                                                                       -------      -------      -------      -------
     Weighted average common and common equivalent shares                7,069        6,487        7,069        5,225
                                                                       =======      =======      =======      =======

   Primary earnings (loss) per common and
       common equivalent share                                          $(0.59)      $(0.31)      $(1.04)      $(0.89)
                                                                       =======      =======      =======      =======


FULLY DILUTED:
   Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.


NOTES:
   (1) In connection with its initial public offering of common stock completed on May 22, 1996, all of the Company's outstanding preferred stock automatically converted to common on a one-for-one basis. Therefore, losses per common and common equivalent share are based on the weighted average number of common and preferred shares outstanding.

   (2) In the calculation of weighted average common and common equivalent shares, nonqualified stock options and warrants to purchase common stock are considered common stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no common stock equivalents are shown for either the second quarter or the first six months of either fiscal 1997 or fiscal 1996, as their effect would have been anti-dilutive.